For Immediate Release: Wednesday, December 22, 2004

Contact: Julie S. Ryland 205-326-8421

ENERGEN ADDS TO 2005 HEDGE POSITION

Raises 2005 Earnings Guidance Range 15 Cents

BIRMINGHAM, Ala - Energen Corporation (NYSE:EGN) announced today that it has hedged additional natural gas, oil and natural gas liquids (NGL) production for 2005 and, as a result, is raising its earnings guidance for 2005 by 15 cents to a new range of $4.25-$4.45 per diluted share.

Earlier today, the Company hedged an additional 0.9 billion cubic feet (Bcf) of its 2005 natural gas production at a NYMEX-equivalent price of $6.56 per thousand cubic feet, 0.4 million barrels (MMBbl) of its 2005 oil production at a NYMEX-equivalent price of $43.825 per barrel, and 20.2 million gallons (MMgal) of its NGL production at an average price of approximately 62.8 cents per gallon.

Energen's oil and gas acquisition and development subsidiary, Energen Resources Corporation, utilizes derivative hedge instruments to help mitigate the negative earnings impact of commodity price volatility.

Included in the Company's 2005 earnings guidance is an estimated 3 cents per diluted share from an unidentified acquisition of $200 million in the fourth quarter. The Company's 2005 guidance also assumes that prices applicable to Energen Resources' unhedged production will average $6 per Mcf for gas, $32 per barrel for oil, and 53 cents per gallon for NGL.

Energen Resources' current hedge position with respect to its estimated 2005 production is as follows:
Commodity	Hedge Vols.	Estimated 2005 Production		% Hedged		NYMEX-equiv. price
Natural Gas	39.4 Bcf	60.3 Bcf*	59.1 Bcf**	65%*	67%**	$5.88 per Mcf
Oil	2.7 MMBbl	3.6 MMBbl		75%		$35.69 per barrel
NGL	50.4 MMgal	80.8 MMgal*	79.6 MMgal**	62%*	63%**	$0.542 per gallon

* With unidentified 4th quarter 2005 acquisition

** Without unidentified 4th quarter 2005 acquisition

Realized prices for Energen Resources' production will reflect the impact of basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

While there are many factors that affect Energen Resources' financial results, the largest influences typically are the commodity prices applicable to the company's unhedged production. The Company's guidance for 2005 earnings assumes that NYMEX prices applicable to Energen Resources' unhedged production in 2005 will average $6.00 per Mcf for gas and $32.00 per barrel for oil and that NGL prices will average $0.53 per gallon.

Given Energen Resources' current hedge position for 2005 and assuming prices as outlined above for its unhedged production (excluding volumes from unidentified acquisitions), the sensitivities to pricing changes applicable to Energen's earnings guidance for 2005 are as follows:

Relative to the company's unhedged volumes in 2005 (excluding production from unidentified acquisitions):

  Every 10-cent change in the average NYMEX price of gas from $6.00 per Mcf represents an estimated net income impact of approximately $885,000 (2.4 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $32.00 per barrel represents an estimated net income impact of approximately $415,000 (1.1 cents per diluted share).

  Every 1-cent change in average price of NGL from $0.53 per gallon represents an estimated net income impact of approximately $105,000 (0.3 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission

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